MENTOR CORPORATION

COMPOSITE RESTATED ARTICLES OF INCORPORATION

Containing all amendments through April 1, 1998

ARTICLE I

Name

The name of this corporation shall be Mentor Corporation.

ARTICLE II

Registered Office

The location and post office address of the registered office of this corporation in Minnesota shall be 1499 West River Road North, Minneapolis, Minnesota 55411.

ARTICLE III

Duration

The duration of this corporation shall be perpetual.

ARTICLE IV

Purposes

The purposes for which this corporation is organized are general business purposes.

ARTICLE V

Powers

This corporation shall have all the powers conferred or permitted by the laws of the State of Minnesota.

ARTICLE VI

Capital Stock

A. Authorized Shares. The total authorized number of shares of this corporation shall be 50,000,000, all of which shall be common shares of the par value of $.10 per share.

B. Preemptive Rights. No holder of common shares of this corporation shall have any preferential, preemptive, or other rights of subscription to acquire any unissued securities or rights to purchase securities of this corporation now or hereafter authorized to be sold, or to any obligations convertible into securities of the corporation of any class, or to any right of subscription to any part thereof.

C. Cumulative Voting. No holder of common shares of this corporation shall be entitled to any cumulative voting rights for the election of directors or for any other purpose.

ARTICLE VII

Directors

The number and qualification of directors shall be fixed and provided in the By-Laws as amended from time to time.

ARTICLE VIII

Supersession

The foregoing Composite Restated Articles of Incorporation supersede and take the place of existing Articles of Incorporation and all amendments thereto.

ARTICLE IX

Directors' Liability

No director of this corporation shall be personally liable to this corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to this corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

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